Exhibit 99.1

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL TO HOST INVESTOR DAY ON JUNE 19, 2007

PEMBROKE, Bermuda - June 7, 2007- Tyco International Ltd. (NYSE: TYC, BSX: TYC) will host an investor meeting on Tuesday, June 19, 2007 at 8:00 am (EST) in New York City to update investors on its planned June 29 separation into three independent publicly-traded companies. This follows the decision today by the staff of the U.S. Securities and Exchange Commission to declare effective the Form 10 registration statements for Covidien Ltd. and Tyco Electronics.  The investor meeting will be held at the Equitable Center located at 787 Seventh Avenue (between 51st and 52nd Streets) in New York City.

The program will include presentations from Ed Breen - Chairman and CEO of Tyco International, Tom Lynch - CEO of Tyco Electronics and Rich Meelia - President and CEO of Tyco Healthcare (Covidien) as well as select members of their management teams.  Each of the three Companies will be making presentations and conducting Question & Answer sessions on their respective businesses.  The schedule for the day is:

Registration	7:00 a.m.
Tyco International Ltd.	8:00 a.m.
Tyco Electronics Ltd.	11:00 a.m.
Covidien Ltd.	2:00 p.m.

To register for this event, go to the address below:
http://www.zoomerang.com/survey.zgi?p=WEB226KC4RG2GT

Tyco invites investors and the general public to view a webcast of the meeting in listen-only mode on the company’s website at:  www.tyco.com.   A replay of the web cast and the supporting presentation materials will be available at the same web site.

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

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